Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Pacer International, Inc.:

We consent to the use of our report dated February 10, 2012, with respect to the consolidated balance sheet of Pacer International, Inc. and subsidiaries as of December 31, 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2011, and the related financial statement schedule as of and for the year ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Columbus, Ohio

June 5, 2012